Exhibit 10.1

CONFIDENTIAL	April 26, 2024

Oncotelic Therapeutics, Inc.

Vuong Trieu

29397 Agoura Rd, Suite 107

Agoura Hills, CA 91301

Dear Vuong:

This letter, together with the attached binding term sheet attached hereto, sets forth our mutual understanding regarding a possible commercial relationship referred to as the “Transaction” between Mosaic ImmunoEngineering, Inc., a Delaware corporation (“Mosaic”) and Oncotelic Therapeutics, Inc., a Delaware corporation (“Oncotelic”). It is understood that any such transaction is subject to our mutual agreement on terms through a definitive document entered into by Mosaic and Oncotelic formalizing the Transaction.

1. Terms. Attached as Exhibit A to this letter is a summary of the terms of the Transaction (“Term Sheet”). The Term Sheet does not purport to include all conditions, covenants, representations, warranties and other terms that would be contained in definitive documents for the Transaction. However, this letter confirms each parties agreement to use commercially reasonable efforts to negotiate and enter into definitive agreements for the Transaction in accordance with the terms set forth on the Term Sheet.

2. Due Diligence. Subject to execution of mutually satisfactory confidentiality agreements, Mosaic and Oncotelic each agree to provide representatives of other, and its accounting, legal and other advisers, with reasonable access to the information that such party reasonably requests for purposes of evaluating the Transaction. Each party shall commence due diligence upon the signing of this letter and complete such due diligence within 30 days of the signing of this letter. Each party shall cause its employees, officers, directors, consultants, representatives, advisors and agents to, cooperate with the other party in its due diligence review.

3. Miscellaneous. This letter may be signed in counterparts, all of which shall constitute the same agreement, and shall be governed by the substantive laws of California. This offer, unless accepted, will expire at 5:00 p.m. Pacific time, on May 1, 2024.

If the foregoing is in accordance with your understanding, please sign this letter in the space indicated below.

Very truly yours,
MOSAIC IMMUNOENGINEERING, INC.

/s/ Steven King

Steven King
President and CEO

9114 Adams Avenue, #202, Huntington Beach, CA 94646

www.mosaicie.com | info@mosaicie.com

The foregoing is hereby
Agreed to and accepted:

ONCOTELIC THERAPEUTICS, INC.

By	/s/ Vuong Trieu

Its	CEO

Date	4/26/2024

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EXHIBIT A

TERMS FOR THE TRANSACTION

Effective Date	April 26, 2024

Transaction:	Mosaic will acquire from Oncotelic certain assets and technologies described below (the “Oncotelic Technologies”) in exchange for equity interests in Mosaic as part of a transaction (the “Transaction”). The parties will explore the most tax advantageous structure for the Transaction.

Acquisition of Oncotelic Technologies:

Mosaic will acquire the Oncotelic Technologies in exchange for 47,923,322 unregistered shares of common stock of Mosaic (the “Consideration”) valued at $15.0 million based on a price of $0.313 being the closing share price of Mosaic’s common stock on the date that is one day prior to the Effective Date. If necessary to complete the Transaction, Mosaic shall issue Oncotelic shares of convertible preferred stock for a portion of the Consideration. The rights, privileges and preferences for the preferred stock shall be defined in the definitive agreement, if applicable.

In addition, Mosaic shall pay to Oncotelic additional Consideration in the form of an earn out based on achievement of mutually acceptable milestones to be achieved within 4 years (i.e. licensing transaction(s) resulting in at least an additional $15.0 million in aggregate cash proceeds received by the Company) to be agreed and reflected in the definitive agreements for the transaction. The amount of the earnout Consideration shall be up to $15.0 million which shall be payable in additional shares of common stock of Mosaic valued at the time of issuance.

Oncotelic Technologies	The Oncotelic Technologies to be transferred include components related to Necroptosis Cancer including: 1) a license to CA4P for direct intratumoral administration, all veterinary applications and all ocular disease applications including all regulatory, CMC, clinical and nonclinical data packages submitted to any regulatory authorities including but not limited to the FDA, EMA, Health Canada and the MHRA for CA4P; and 2) non-exclusive access to AI technologies and IP for the development of CA4P for these indications including biomarker and patient selection.

Development Activities:	Mosaic will continue the development work necessary to achieve the mutually agreed upon milestones which will include an annual budget of $2.0 – $2.5 million. The specifics of the budget will be mutually agreed upon between Mosaic and Oncotelic.

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Representations and Warranties:	The definitive agreements for the Transaction will contain representations, warranties and covenants of Oncotelic and Mosaic customary for transactions of this nature.

Fees and Expenses:	The respective fees and expenses including financial adviser, broker, legal, accounting and other fees shall be included in the annual budget.

Other Covenants:	1)	Oncotelic will advance to Mosaic the mutually agreed upon cost of Mosaic’s annual audit and operational costs of Mosaic until June 1st, 2024. Payments will be made following receipt of invoices. Such payments shall be treated as a loan, and shall be repaid in cash upon the closing of a financing raising at least $2.0 million or repaid with additional shares of common stock of Mosaic (valued at the time of such issuance), as requested by Oncotelic.

	2)	Mosaic will use commercially reasonable efforts to seek to raise $2.0 million in an equity financing to fund its annual budget and operating costs. Oncotelic will cooperate with Mosaic in its financing efforts, including attending meetings and providing technical support related to the Oncotelic Technologies.

	3)	In the event that Mosaic is unable to secure an equity financing in an amount sufficient to support ongoing operations, the transaction will proceed as a reverse merger of an Oncotelic subsidiary into Mosaic, as well as the transition of management, board of directors and assumption of Mosaic’s liabilities as is typical in a reverse merger. Mosaic will use reasonable best efforts within its control to convert existing liabilities of Mosaic into shares of common stock of Mosaic, provided such conversion has no tax consequences to liability holders.

Expiration and Conditions:	This Term Sheet shall be considered binding and shall expire on the earlier of (1) the execution and delivery of mutually acceptable definitive agreements for the Transaction or (2) 90 days from the Effective Date. In addition, the execution of definitive agreements and the consummation of the Transaction on the terms set forth in the Term Sheet is subject to the following conditions:

	●	Each party’s satisfaction with its due diligence review of the other party’s business and operations.

	●	The negotiation of mutually acceptable definitive agreements for the Transaction.

	●	The approval of each party’s shareholders to the extent required by applicable corporate law or securities regulation, including the rules of any applicable stock exchange.

	●	Mosaic receiving waivers from at least 90% of its convertible note holders under Section 4 of the Convertible Note Purchase Agreement, whereby holders would agree to waive any payment due in cash due upon a “Corporate Transaction”, as defined therein.

Either party may terminate this Term Sheet upon failure of one or more of the forgoing conditions.

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